Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Information Statement/Prospectus included in this Pre-Effective Amendment No. 4 on the Registration Statement (Form N-14, File No. 333-276359) of AB Active ETFs, Inc. (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated December 22, 2023, November 22, 2023 and August 28, 2023 with respect to the financial statements and financial highlights of AB Short Duration Income Portfolio (one of the portfolios constituting AB Bond Fund, Inc.), AB Short Duration High Yield Portfolio (formerly AB Limited Duration High Income Portfolio) (one of the portfolios constituting AB Bond Fund, Inc.), and AB International Low Volatility Equity Portfolio (formerly AB International Strategic Core Portfolio) (one of the portfolios constituting AB Cap Fund, Inc.), respectively, each included in their respective Annual Report to Shareholders (Form N-CSR) for the year ended October 31, 2023, September 30, 2023 and June 30, 2023, respectively, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

February 26, 2024